Exhibit 99.1

Contacts:	Tracey Noe (Media)	Shep Dunlap (Investors)
	1-847-943-5678	1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports Q1 2024 Results

First Quarter Highlights
•Net revenues increased +1.4% driven by Organic Net Revenue1 growth of +4.2% with underlying Volume/Mix of -2.1%
•Diluted EPS was $1.04, down 31.6%; Adjusted EPS1 was $0.95, up +16.3% on a constant currency basis
•Cash provided by operating activities was $1.3 billion, up $0.2 billion versus prior year; Free Cash Flow1 was $1.0 billion, up $0.1 billion versus prior year
•Return of capital to shareholders was $1.1 billion

    CHICAGO, Ill. – April 30, 2024 – Mondelēz International, Inc. (Nasdaq: MDLZ) today reported its first quarter 2024 results.

    “We posted solid top-line results coupled with robust earnings and free cash flow generation in the first quarter driven by strong pricing execution, effective cost management and emerging market momentum,” said Dirk Van de Put, Chair and Chief Executive Officer. “Despite facing a challenging and dynamic operating environment, our teams remained focused and agile in executing against our long-term growth strategy. We continue to reinvest in our brands, drive distribution gains and capture synergies from recently acquired assets to drive sustainable long-term growth.”

Net Revenue

$ in millions	Reported Net Revenues		Organic Net Revenue Growth
	Q1 2024	% Chg vs PY	Q1 2024	Vol/Mix		Pricing
Quarter 1
Latin America	$1,319	8.9%	7.1%	(1.2)	pp	8.3	pp
Asia, Middle East & Africa	1,950	0.6	5.9	(0.2)		6.1
Europe	3,368	1.8	4.4	(3.5)		7.9
North America	2,653	(2.1)	1.3	(2.1)		3.4
Mondelēz International	$9,290	1.4%	4.2%	(2.1)	pp	6.3	pp
Emerging Markets	$3,733	3.8%	8.3%	0.1	pp	8.2	pp
Developed Markets	$5,557	(0.2)%	1.4%	(3.6)	pp	5.0	pp

Operating Income and Diluted EPS

$ in millions, except per share data	Reported			Adjusted
	Q1 2024	vs PY (Rpt Fx)		Q1 2024	vs PY (Rpt Fx)		vs PY (Cst Fx)
Quarter 1
Gross Profit	$4,750	37.8%		$3,629	9.5%		11.6%
Gross Profit Margin	51.1%	13.5	pp	39.2%	2.4	pp
Operating Income	$2,727	81.2%		$1,710	12.2%		16.8%
Operating Income Margin	29.4%	13.0	pp	18.5%	1.6	pp
Net Earnings [2]	$1,412	(32.1)%		$1,294	9.8%		14.4%
Diluted EPS	$1.04	(31.6)%		$0.95	10.5%		16.3%

First Quarter Commentary

•Net revenues increased 1.4 percent driven by Organic Net Revenue growth of 4.2 percent and incremental net revenue from a short-term distributor agreement related to the sale of our developed market gum business, partially offset by the impact of our 2023 divestiture of the developed market gum business and unfavorable currency-related items. Organic Net Revenue growth was driven by higher net pricing, partially offset by unfavorable volume/mix.

•Gross profit increased $1,304 million, and gross profit margin increased 1,350 basis points to 51.1 percent primarily driven by favorable year-over-year change in mark-to-market impacts from derivatives and an increase in Adjusted Gross Profit1 margin. Adjusted Gross Profit increased $384 million at constant currency, and Adjusted Gross Profit margin increased 240 basis points to 39.2 percent due to higher pricing, lower manufacturing costs driven by productivity and favorable product mix, partially offset by higher raw material and transportation costs.

•Operating income increased $1,222 million, and operating income margin was 29.4 percent, up 1,300 basis points primarily due to favorable year-over-year change in mark-to-market gains/(losses) from currency and commodity hedging activities, higher Adjusted Operating Income margin, lower divestiture-related costs and lower remeasurement loss of net monetary position. These favorable items were partially offset by the impact of the 2023 divestiture of the developed market gum business, higher incremental costs due to the war in Ukraine and higher costs incurred for the Simplify to Grow program. Adjusted Operating Income increased $256 million at constant currency while Adjusted Operating Income margin increased 160 basis points to 18.5 percent, driven primarily by higher net pricing, lower manufacturing costs driven by productivity and favorable product mix, partially offset by input cost inflation and higher advertising and consumer promotion costs.

•Diluted EPS was $1.04, down 31.6 percent, primarily due to a non-cash impairment charge on our JDEP equity method investment in 2024, lapping prior-year gains on marketable securities and equity method investment transactions related to our former KDP investment, lapping prior-year operating results from the developed market gum business divested in 2023 and higher costs incurred from our Simplify to Grow program. These unfavorable items were partially offset by a favorable year-over-year change in mark-to-market impacts from currency and commodity derivatives, an increase in Adjusted EPS, lower divestiture-related costs, lower acquisition integration costs and contingent consideration adjustments and lower equity method investee items.

•Adjusted EPS was $0.95, up 16.3 percent on a constant currency basis driven by strong operating gains, lower interest expense and fewer shares outstanding, partially offset by higher taxes.

•Capital Return: The company returned $1.1 billion to shareholders in cash dividends and share repurchases.

2024 Outlook
Mondelēz International provides its outlook on a non-GAAP basis, as the company cannot predict some elements that are included in reported GAAP results, including the impact of foreign exchange. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details.
For 2024, the company expects Organic Net Revenue growth of 3 to 5 percent, high single-digit Adjusted EPS growth on a constant currency basis based on 2023 Adjusted EPS incl. developed market gum1. The company expects for 2024 Free Cash Flow of $3.5+ billion. The company estimates currency translation would decrease 2024 net revenue growth by approximately 1.5 percent3 with a negative $0.10 impact to Adjusted EPS3.
Outlook is provided in the context of greater than usual volatility as a result of geopolitical uncertainty.
Conference Call
Mondelēz International will host a conference call for investors with accompanying slides to review its results at 5 p.m. ET today. A listen-only webcast will be provided at www.mondelezinternational.com. An archive of the webcast will be available on the company’s web site.
About Mondelēz International
Mondelēz International, Inc. (Nasdaq: MDLZ) empowers people to snack right in over 150 countries around the world. With 2023 net revenues of approximately $36 billion, MDLZ is leading the future of snacking with iconic global and local brands such as Oreo, Ritz, LU, Clif Bar and Tate's Bake Shop biscuits and baked snacks, as well as Cadbury Dairy Milk, Milka and Toblerone chocolate. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index.
Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.
End Notes
1.Organic Net Revenue, Adjusted Gross Profit (and Adjusted Gross Profit margin), Adjusted Operating Income (and Adjusted Operating Income margin), Adjusted EPS, Adjusted EPS incl. developed market gum, Free Cash Flow and presentation of amounts in constant currency are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.
2.Earnings attributable to Mondelēz International.
3.Currency estimate is based on published rates from XE.com on April 23, 2024.

Additional Definitions
Emerging markets consist of the Latin America region in its entirety; the Asia, Middle East and Africa region excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Russia, Ukraine, Türkiye, Kazakhstan, Georgia, Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.
    Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia, Middle East and Africa region.

Forward-Looking Statements
This press release contains contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management, including for future operations, capital expenditures or share repurchases; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; any statements of belief or expectation; and any statements of assumptions underlying any of the foregoing or other future events. Forward-looking statements may include, among others, the words, and variations of words, “will,” “may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “likely,” “estimate,” “anticipate,” “objective,” “predict,” “project,” “drive,” “seek,” “aim,” “target,” “potential,” “commitment,” “outlook,” “continue” or any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results or outcomes could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, many of which are beyond our control. Important factors that could cause our actual results or performance to differ materially from those contained in or implied by our forward-looking statements include, but are not limited to, the following:

•weakness in macroeconomic conditions in our markets, including as a result of inflation (and related monetary policy actions by governments in response to inflation), instability of certain financial institutions;
•volatility of commodity and other input costs and availability of commodities, including but not limited to cocoa;
•geopolitical uncertainty, including the impact of ongoing or new developments in Ukraine and the Middle East, related current and future sanctions imposed by governments and other authorities and related impacts, including on our business operations, employees, reputation, brands, financial condition and results of operations;
•competition and our response to channel shifts and pricing and other competitive pressures;
•pricing actions and customer and consumer responses to such actions;
•promotion and protection of our reputation and brand image;
•weakness in consumer spending and/or changes in consumer preferences and demand and our ability to predict, identify, interpret and meet these changes;
•risks from operating globally, including in emerging markets, such as political, economic and regulatory risks;
•the outcome and effects on us of legal and tax proceedings and government investigations, including the European Commission legal matter;
•use of information technology and third party service providers;
•unanticipated disruptions to our business, such as malware incidents, cyberattacks or other security breaches, and supply, commodity, labor and transportation constraints;
•our ability to identify, complete, manage and realize the full extent of the benefits, cost savings or synergies presented by strategic transactions, including our recently completed acquisitions of Ricolino, Clif Bar, Chipita, Gourmet Food, Grenade and Hu;
•our investments and our ownership interests in those investments, including JDE Peet's;
•the restructuring program and our other transformation initiatives not yielding the anticipated benefits;
•changes in the assumptions on which the restructuring program is based;
•the impact of climate change on our supply chain and operations;
•global or regional health pandemics or epidemics;
•consolidation of retail customers and competition with retailer and other economy brands;
•changes in our relationships with customers, suppliers or distributors;
•management of our workforce and shifts in labor availability or labor costs;
•compliance with legal, regulatory, tax and benefit laws and related changes, claims or actions;
•perceived or actual product quality issues or product recalls;
•failure to maintain effective internal control over financial reporting or disclosure controls and procedures;
•our ability to protect our intellectual property and intangible assets;
•tax matters including changes in tax laws and rates, disagreements with taxing authorities and imposition of new taxes;
•changes in currency exchange rates, controls and restrictions;
•volatility of and access to capital or other markets, rising interest rates, the effectiveness of our cash management programs and our liquidity;
•pension costs;
•significant changes in valuation factors that may adversely affect our impairment testing of goodwill and intangible assets; and

•the risks and uncertainties, as they may be amended from time to time, set forth in our filings with the U.S. Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

There may be other factors not presently known to us or which we currently consider to be immaterial that could cause our actual results to differ materially from those projected in any forward-looking statements we make. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release except as required by applicable law or regulation. In addition, historical, current and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

Schedule 1
Mondelēz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(in millions of U.S. dollars and shares, except per share data)
(Unaudited)

	For the Three Months Ended March 31,
	2024	2023
Net revenues	$9,290	$9,166
Cost of sales	(4,540)	(5,720)
Gross profit	4,750	3,446
Gross profit margin	51.1%	37.6%
Selling, general and administrative expenses	(1,938)	(1,855)
Asset impairment and exit costs	(47)	(47)
Amortization of intangible assets	(38)	(39)
Operating income	2,727	1,505
Operating income margin	29.4%	16.4%
Benefit plan non-service income	23	19
Interest and other expense, net	(68)	(95)
Gain on marketable securities	—	796
Earnings before income taxes	2,682	2,225
Income tax provision	(632)	(658)
Effective tax rate	23.6%	29.6%
(Loss)/gain on equity method investment transactions including impairments	(665)	487
Equity method investment net earnings	31	35
Net earnings	1,416	2,089
less: Noncontrolling interest earnings	(4)	(8)
Net earnings attributable to Mondelēz International	$1,412	$2,081
Per share data:
Basic earnings per share attributable to Mondelēz International	$1.05	$1.52
Diluted earnings per share attributable to Mondelēz International	$1.04	$1.52
Average shares outstanding:
Basic	1,348	1,366
Diluted	1,355	1,373

Schedule 2
Mondelēz International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions of U.S. dollars)
(Unaudited)

	March 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$1,376	$1,810
Trade receivables	3,998	3,634
Other receivables	816	878
Inventories, net	3,562	3,615
Other current assets	9,674	1,766
Total current assets	19,426	11,703
Property, plant and equipment, net	9,574	9,694
Operating lease right-of-use assets	640	683
Goodwill	23,539	23,896
Intangible assets, net	19,614	19,836
Prepaid pension assets	1,068	1,043
Deferred income taxes	240	408
Equity method investments	2,440	3,242
Other assets	1,083	886
TOTAL ASSETS	$77,624	$71,391
LIABILITIES
Short-term borrowings	$259	$420
Current portion of long-term debt	2,024	2,101
Accounts payable	8,618	8,321
Accrued marketing	2,791	2,683
Accrued employment costs	928	1,158
Other current liabilities	10,668	4,330
Total current liabilities	25,288	19,013
Long-term debt	16,781	16,887
Long-term operating lease liabilities	504	537
Deferred income taxes	3,408	3,292
Accrued pension costs	395	437
Accrued postretirement health care costs	125	124
Other liabilities	2,609	2,735
TOTAL LIABILITIES	49,110	43,025
EQUITY
Common Stock	—	—
Additional paid-in capital	32,163	32,216
Retained earnings	35,074	34,236
Accumulated other comprehensive losses	(11,132)	(10,946)
Treasury stock	(27,623)	(27,174)
Total Mondelēz International Shareholders' Equity	28,482	28,332
Noncontrolling interest	32	34
TOTAL EQUITY	28,514	28,366
TOTAL LIABILITIES AND EQUITY	$77,624	$71,391

	March 31, 2024	December 31, 2023	Incr/(Decr)
Short-term borrowings	$259	$420	$(161)
Current portion of long-term debt	2,024	2,101	(77)
Long-term debt	16,781	16,887	(106)
Total Debt	19,064	19,408	(344)
Cash and cash equivalents	1,376	1,810	(434)
Net Debt (1)	$17,688	$17,598	$90

(1) Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3
Mondelēz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in millions of U.S. dollars)
(Unaudited)

	For the Three Months Ended March 31,
	2024	2023
CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES
Net earnings	$1,416	$2,089
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	319	303
Stock-based compensation expense	31	38
Deferred income tax provision	270	199
Asset impairments and accelerated depreciation	6	18
Loss/(gain) on equity method investment transactions including impairments	665	(487)
Equity method investment net earnings	(31)	(35)
Distributions from equity method investments	81	102
Unrealized gain on derivative contracts	(1,134)	(67)
Gain on marketable securities	—	(787)
Other non-cash items, net	38	25
Change in assets and liabilities, net of acquisitions and divestitures:
Receivables, net	(395)	(590)
Inventories, net	(16)	(232)
Accounts payable	419	216
Other current assets	(330)	(137)
Other current liabilities	45	517
Change in pension and postretirement assets and liabilities, net	(60)	(49)
Net cash provided by operating activities	1,324	1,123
CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES
Capital expenditures	(299)	(223)
Acquisitions, net of cash received	—	1
Proceeds from divestitures including equity method and marketable security investments	4	1,034
Proceeds from derivative settlements	71	61
Payments for derivative settlements	(32)	(5)
Contributions to investments	(192)	(246)
Proceeds from sale of property, plant and equipment and other	2	14
Net cash (used in)/provided by investing activities	(446)	636
CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES
Issuance of Commercial paper, maturities greater than 90 days
Repayments of Commercial paper, maturities greater than 90 days
Net (repayments)/issuances of short-term borrowings	(166)	156
Long-term debt proceeds	547	—
Long-term debt repayments	(534)	(1,036)
Repurchases of Common Stock	(568)	(399)
Dividends paid	(578)	(529)
Other	76	51
Net cash used in financing activities	(1,223)	(1,757)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(77)	(11)
Cash, Cash Equivalents and Restricted Cash
Decrease	(422)	(9)
Balance at beginning of period	1,884	1,948
Balance at end of period	$1,462	$1,939

Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Financial Measures
(Unaudited)
The company reports its financial results in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. The company also believes that presenting these measures allows investors to view its performance using the same measures that the company uses in evaluating its financial and business performance and trends.
The company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: acquisition & divestiture activities, gains and losses on intangible asset sales and non-cash impairments, major program restructuring activities, constant currency and related adjustments, major program financing and hedging activities and other major items affecting comparability of operating results. See below for a description of adjustments to the company’s U.S. GAAP financial measures included herein.
Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES
The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company removes these items from its non-GAAP definitions. Beginning in Q1 2024, due to a significant devaluation of the Argentinean peso that occurred in December 2023 and the resulting distortion it would cause on our non-GAAP constant currency growth rate measures, the company now excludes the impact of pricing in excess of 26% year-over-year ("extreme pricing") in Argentina. The benchmark of 26% represents the minimum annual inflation rate for each year over a 3-year period which would result in a cumulative inflation rate in excess of 100%, the level at which an economy is considered hyperinflationary under U.S. GAAP. The company has excluded the impact of extreme pricing in Argentina from its calculation of Organic Net Revenue, Organic Net Revenue growth and other non-GAAP financial constant currency growth measures with a corresponding adjustment to changes in currency exchange rates. The company made this change on a prospective basis due to the distorting effect expected in the current period and future periods following the Argentinian peso devaluation that occurred in December 2023 and did not revise its historical non-GAAP constant currency growth measures.

•“Organic Net Revenue” is defined as net revenues (the most comparable U.S. GAAP financial measure) excluding the impacts of acquisitions, divestitures, short-term distributor agreements related to the sale of a business and currency rate fluctuations. The company also evaluates Organic Net Revenue growth from emerging markets and developed markets.
•“Adjusted Gross Profit” is defined as gross profit (the most comparable U.S. GAAP financial measure) excluding the impacts of the Simplify to Grow Program; acquisition integration costs; the operating results of divestitures; operating results from short-term distributor agreements related to the sale of a business; mark-to-market impacts from commodity, forecasted currency and equity method investment transaction derivative contracts; inventory step-up charges; 2017 malware incident net recoveries; and incremental costs due to the war in Ukraine. The company also presents “Adjusted Gross Profit margin,” which is subject to the same adjustments as Adjusted Gross Profit. The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.
•“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (the most comparable U.S. GAAP financial measures) or segment operating income excluding the impacts of the items listed in the Adjusted Gross Profit definition as well as gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture or acquisition gains or losses, divestiture-related costs, acquisition-related costs, and acquisition integration costs and contingent consideration adjustments; remeasurement of net monetary position; impacts from resolution of tax matters; the European commission legal matter; and impact from pension participation changes. The company also presents “Adjusted Operating Income margin” and “Adjusted Segment Operating Income margin,” which are subject to the same adjustments as Adjusted Operating Income and Adjusted Segment Operating Income. The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.
•“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations (the most comparable U.S. GAAP financial measure) excluding the impacts of the items listed in the Adjusted Operating Income definition, as well as losses on debt extinguishment and related expenses; gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans; mark-to-market unrealized gains or losses and realized gains or losses from marketable securities; initial impacts from enacted tax law changes; and gains or losses on equity method investment transactions. Similarly, within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investee's significant operating and non-operating items. The tax impact of each of the items excluded from the company’s U.S GAAP results was computed based on the facts and tax assumptions associated with each item, and such impacts have also been excluded from Adjusted EPS. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.
•"Adjusted EPS including the developed market gum business" is defined as the sum of (1) Adjusted EPS as described above within the non-GAAP financial measures definitions, and (2) the net earnings contribution from the developed market gum business divested on October 1, 2023, that has been removed from Adjusted EPS results for the periods prior to completion of this divestiture. Please see the 8-K issued on January 30, 2024 for additional details. As the developed market gum business was divested towards the end of 2023, the company determined to include its net earnings for the partial year through October 1, 2023 in this additional non-GAAP EPS financial measure to facilitate comparison to the company's 2024 outlook, as this financial measure was the basis for the 2024 outlook.
•“Free Cash Flow” is defined as net cash provided by operating activities less capital expenditures (the most comparable U.S. GAAP financial measure). Free Cash Flow is the company’s primary measure used to monitor its cash flow performance.
See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable U.S. GAAP financial measures for the three months ended March 31, 2024 and March 31, 2023. See Items Impacting Comparability of Operating Results below for more information about the items referenced in these definitions that specifically impacted the company’s results.

SEGMENT OPERATING INCOME
The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages benefit plan non-service income and interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.
ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS
The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company identifies these based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company discloses the impact of changes in currency exchange rates on the company’s financial results in order to reflect results on a constant currency basis.

Divestitures, Divestiture-related costs and Gains/(losses) on divestitures
Divestitures include completed sales of businesses, exits of major product lines upon completion of a sale or licensing agreement. the partial or full sale of an equity method investment and changes from equity method investment accounting to accounting for marketable securities. As the company records its share of JDE Peet’s ongoing earnings on a one-quarter lag basis, any JDE Peet’s ownership reductions are reflected as divestitures within the company's non-GAAP results the following quarter. Divestiture-related costs, which includes costs incurred in relation to the preparation and completion (including one-time costs such as severance related to elimination of stranded costs) for the company's divestitures as defined above, also includes costs incurred associated with the company's publicly announced processes to sell businesses.

•On October 1, 2023, the company completed the sale of its developed market gum business in the United States, Canada, and Europe to Perfetti Van Melle Group, excluding the Portugal business which the company sold on October 23, 2023 after obtaining regulatory approval. The company received cash proceeds of $1.4 billion and recorded a pre-tax gain of $108 million on the sale. The divestiture of this business resulted in a year-over-year reduction in net revenues of $147 million in the three months ended March 31, 2024. The company incurred divestiture-related costs of $4 million in the three months ended March 31, 2024 and $30 million in the three months ended March 31, 2023.
•The company's 2023 divestitures, impacting its historical results, also included the company's sales of JDE Peet's shares during the three months ended September 30, 2023, the April 3, 2023 sale of JDE Peet's shares and the March 2, 2023 sale of KDP shares and the change from equity method investment accounting to accounting for marketable securities for the company's remaining equity interest in KDP. See the section on gains/losses on equity method investment transactions and marketable securities below for more information.

Operating results from short-term distributor agreements
In the fourth quarter of 2023, the company began to exclude the operating results from short-term distributor agreements that have been executed in conjunction with the sale of a business. The company excludes this item to better facilitate comparisons of underlying performance across periods.

As part of the sale of the company's developed market gum business on October 1, 2023, the company entered into a short-term distribution agreement with the buyer, Perfetti Van Melle Group, to distribute gum products in certain European markets for up to six months. The company recorded net revenues of $25 million and operating income of $2 million in the three months ended March 31, 2024.

Acquisitions, Acquisition-related costs and Acquisition integration costs and contingent consideration adjustments
Acquisition-related costs, which includes transaction costs such as third party advisor, investment banking and legal fees, also includes one-time compensation expense related to the buyout of non-vested employee stock ownership plan shares and realized gains or losses from hedging activities associated with acquisition funds. Acquisition integration costs and contingent consideration adjustments include one-time costs related to the integration of acquisitions as well as any adjustments made to the fair market value of contingent compensation liabilities that have been previously booked for earn-outs related to acquisitions that do not relate to employee compensation expense. The company excludes these items to better facilitate comparisons of its underlying operating performance across periods.

On November 1, 2022, the company acquired 100% of the equity of Grupo Bimbo's confectionery business, Ricolino, located primarily in Mexico. The acquisition of Ricolino builds on our continued prioritization of fast-growing snacking segments in key geographies. The company incurred acquisition integration costs of $17 million in the three months ended March 31, 2024 and $6 million in the three months ended March 31, 2023.

On August 1, 2022, the company acquired 100% of the equity of Clif Bar & Company (“Clif Bar”), a leading U.S. maker of nutritious energy bars with organic ingredients. The acquisition expands our global snacks bar business and complements our refrigerated snacking and performance nutrition bar portfolios. The company incurred acquisition integration costs and contingent consideration adjustments of $20 million in the three months ended March 31, 2024 and $39 million in the three months ended March 31, 2023. These acquisition integration costs include an increase to the contingent consideration liability due to changes to underlying assumptions.

On January 3, 2022, the company acquired 100% of the equity of Chipita Global S.A. (“Chipita”), a leading croissants and baked snacks company in the Central and Eastern European markets. The acquisition of Chipita offers a strategic complement to the company's existing portfolio and advances its strategy to become the global leader in broader snacking. The company incurred acquisition integration costs of $6 million in the three months ended March 31, 2023.
On April 1, 2020, the company acquired a majority interest in Give & Go, a North American leader in fully-finished sweet baked goods and owner of the famous two-bite® brand of brownies and the Create-A-Treat® brand, known for cookie and gingerbread house decorating kits. The acquisition of Give & Go provides access to the in-store bakery channel and expands the company's position in broader snacking. The company incurred acquisition integration costs and contingent consideration adjustments of $6 million in the three months ended March 31, 2024, primarily includes an increase to the contingent consideration liability due to changes to underlying assumptions.
Simplify to Grow Program
The primary objective of the Simplify to Grow Program is to reduce the company’s operating cost structure in both its supply chain and overhead costs. The program covers severance as well as asset disposals and other manufacturing and procurement-related one-time costs.
Restructuring costs
The company recorded restructuring charges of $42 million in the three months ended March 31, 2024, and $30 million in the three months ended March 31, 2023. This activity was recorded within asset impairment and exit costs and benefit plan non-service income. These charges were for severance and related costs, non-cash asset write-downs (including accelerated depreciation and asset impairments) and other adjustments, including any gains on sale of restructuring program assets.
Implementation costs
Implementation costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems. The company recorded implementation costs of $11 million in the three months ended March 31, 2024, and $5 million in the three months ended March 31, 2023.
Mark-to-market impacts from commodity and currency derivative contracts
The company excludes unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency and equity method investment transaction derivative contracts from its non-GAAP earnings measures. The mark-to-market impacts of commodity and forecasted currency transaction derivatives are excluded until such time that the related exposures impact the company's operating results. Since the company purchases commodity and forecasted currency transaction contracts to mitigate price volatility primarily for inventory requirements in future periods, the company makes this adjustment to remove the volatility of these future inventory purchases on current operating results to facilitate comparisons of its underlying operating performance across periods. The company excludes equity method investment derivative contract settlements as they represent protection of value for future divestitures. The company recorded commodity, forecasted currency and equity method transaction derivatives net unrealized gains of $1,124 million in the three months ended March 31, 2024, and $48 million in the three months ended March 31, 2023.
Remeasurement of net monetary position
The company translates the results of operations of its subsidiaries from multiple currencies using average exchange rates during each period and translate balance sheet accounts using exchange rates at the end of each period. The company records currency translation adjustments as a component of equity (except for highly inflationary currencies) and realized exchange gains and losses on transactions in earnings.

Highly inflationary accounting is triggered when a country’s three-year cumulative inflation rate exceeds 100%. It requires the remeasurement of financial statements of subsidiaries in the country, from the functional currency of the subsidiary to our U.S. dollar reporting currency, with currency remeasurement gains or losses recorded in earnings. At this time, within the company's consolidated entities, Argentina and Türkiye are accounted for as highly inflationary economies. For Argentina, the company recorded a remeasurement loss of $2 million in the three months ended March 31, 2024, and $11 million in the three months ended March 31, 2023 related to the revaluation of the Argentinean peso denominated net monetary position over these periods. For Türkiye, the company recorded a remeasurement loss of $6 million in the three months ended March 31, 2024, and $1 million in the three months ended March 31, 2023 related to the revaluation of the Turkish lira denominated net monetary position over these periods. The company recorded these charges for Argentina and Türkiye within selling, general and administrative expenses.

Impact from pension participation changes
The impact from pension participation changes represent the charges incurred when employee groups are withdrawn from multiemployer pension plans and other changes in employee group pension plan participation. The company excludes these charges from its non-GAAP results because those amounts do not reflect the company’s ongoing pension obligations.

On July 11, 2019, the company received an undiscounted withdrawal liability assessment related to the company's complete withdrawal from the Bakery and Confectionery Union and Industry International Pension Fund totaling $491 million requiring pro-rata monthly payments over 20 years. The company began making monthly payments during the third quarter of 2019. In connection with the discounted long-term liability, the company recorded accreted interest of $2 million in the three months ended March 31, 2024 and $3 million in the three months ended March 31, 2023 within interest and other expense, net. As of March 31, 2024, the remaining discounted withdrawal liability was $324 million, with $16 million recorded in other current liabilities and $308 million recorded in long-term other liabilities.
Incremental costs due to the war in Ukraine
In February 2022, Russia began a military invasion of Ukraine and the company closed its operations and facilities in Ukraine. In March 2022, the company's two Ukrainian manufacturing facilities in Trostyanets and Vyshhorod were significantly damaged. During the first quarter of 2022, the company evaluated and impaired these and other assets. The company recorded $143 million of total expenses ($145 million after-tax) incurred as a direct result of the war. The company reversed $22 million during the remainder of 2022 and $3 million during the first quarter of 2023 of previously recorded charges primarily as a result of higher than expected collection of trade receivables and inventory recoveries. The company continues to make targeted repairs on both our plants and have partially reopened and restarted limited production in both plants. The company incurred costs of $1 million in the three months ended March 31, 2024.
Initial impacts from enacted tax law changes
The company excludes initial impacts from enacted tax law changes from its non-GAAP financial measures as they do not reflect its ongoing tax obligations under the enacted tax law changes. Initial impacts include items such as the remeasurement of deferred tax balances and the transition tax from the 2017 U.S. tax reform.

The company recorded a net tax benefit from the decrease of its deferred tax liabilities resulting from enacted tax legislation of $2 million in the three months ended March 31, 2024.
Gains and losses on marketable securities and equity method investment transactions including impairment charges)
Keurig Dr Pepper
On March 2, 2023, the company sold approximately 30 million shares of Keurig Dr Pepper Inc. (NASDAQ: "KDP"), which reduced our ownership interest by 2.1 percentage points, from 5.3% to 3.2% of the total outstanding shares. The company received approximately $1.0 billion in proceeds and recorded a pre-tax gain on equity method transactions of $493 million ($368 million after-tax) on this sale during the first quarter of 2023. This reduction in ownership, to below 5% of the outstanding shares, resulted in a change of accounting for our KDP investment, from equity method investment accounting to accounting for equity interests with readily determinable fair values ("marketable securities") as the company no longer had significant influence over KDP. Marketable securities are measured at fair value based on quoted prices in active markets for identical assets (Level 1). In addition, the company recorded an unrealized gain on marketable securities of $787 million during the first quarter of 2023. Subsequently in 2023, we sold the remainder of our shares of KDP and exited our investment in the company.

Due to the change in accounting for the company's KDP investment, from equity method investment accounting to accounting as marketable securities, the company has treated the historical equity method earnings from KDP as a divestiture under the definitions of our non-GAAP financial measures. Therefore, the company has removed the equity method investment net earnings for KDP from its non-GAAP financial results for all historical periods presented to facilitate comparison of results.

JDEP
During the three months ended March 31, 2024, the company determined there was an other-than-temporary impairment based on the period of time for which the quoted market price fair value has been less than the carrying value of the investment and the uncertainty surrounding JDEP's stock price recovering to the carrying value. As a result, the investment was written down to its estimated fair value based on the closing price of the underlying equity security on March 28, 2024, resulting in an impairment charge of €612 million ($665 million). This charge was included within Gain/(loss) on equity method investment transactions in the condensed consolidated statement of earnings. There was no other than temporary impairment identified in 2023.

On March 30, 2023, the company issued options to sell shares of JDEP in tranches equivalent to approximately 7.7 million shares. These options were exercisable at their maturities which were between July 3, 2023 and September 29, 2023, with strike prices ranging from €26.10 to €28.71 per share. During the three months ended September 30, 2023, options were exercised on 2.2 million shares, which reduced the company's ownership by 0.4 percentage point, from 18.1% to 17.7% of the total outstanding shares. The company received cash proceeds of €57 million ($62 million) and recorded a loss of €3 million ($4 million) for these sales during the three months ended September 30, 2023.The company considered this ownership reduction as a partial divestiture of its equity method investment in JDEP. Therefore, the company has removed the equity method investment net earnings related to the divested portion from its non-GAAP financial results for Adjusted EPS for all historical periods presented to facilitate comparison of results. The company's U.S. GAAP results, which include its equity method investment net earnings from JDEP, did not change from what was previously reported.
Equity method investee items
Within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its equity method investee's significant operating and non-operating items, such as acquisition and divestiture-related costs, restructuring program costs and initial impacts from enacted tax law changes.
Currency-related items

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its currency-related items by evaluating currency translation rate changes with a corresponding adjustment due to the exclusion of the impact of extreme pricing in Argentina.

Currency translation rate changes
The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period. Therefore, currency translation rate changes are equal to current period local currency operating results multiplied by the change in average foreign currency exchange rates between the current fiscal period and the corresponding period of the prior fiscal year.

Extreme Pricing
During December 2023, the Argentinean peso significantly devalued. The peso's devaluation and potential resulting distortion on the company's non-GAAP Organic Net Revenue, Organic Net Revenue growth and other constant currency growth rate measures resulted in the company's decision to exclude the impact of pricing in excess of 26% year-over-year ("extreme pricing") in Argentina, from these measures beginning in Q1 2024. The benchmark of 26% represents the minimum annual inflation rate for each year over a 3-year period which would result in a cumulative inflation rate in excess of 100%, the level at which an economy is considered hyperinflationary under U.S. GAAP.

Currency-related items impacted our non-GAAP financial measures for the three months ended March 31, 2024, as follows:
•Organic Net Revenue: In total, unfavorable currency-related items of $132 million (1.5pp) were driven by unfavorable currency translation rate changes of $513 million (5.7pp), partially offset by the adjustment for extreme pricing of $381 million (4.2pp). In Emerging Markets, unfavorable currency-related items of $166 million (4.6pp) were driven by unfavorable currency translation rate changes of $547 million (15.2pp), partially offset by the adjustment for extreme pricing of $381 million (10.6pp).In Developed Markets, favorable currency-related items of $34 million (0.7pp) were driven by favorable currency translation rate changes.

•Adjusted Operating Income: Unfavorable currency-related items of $70 million were driven by unfavorable currency translation rate changes of $190 million, partially offset by the adjustment for extreme pricing of $120 million.
•Adjusted EPS: Unfavorable currency-related items of $0.05 were driven by unfavorable currency translation rate changes of $0.13, partially offset by the adjustment for extreme pricing of $0.08.

OUTLOOK
The company’s outlook for 2024 Organic Net Revenue growth, Adjusted EPS growth on a constant currency basis and Free Cash Flow are non-GAAP financial measures that exclude or otherwise adjust for items impacting comparability of financial results such as the impact of changes in currency exchange rates, restructuring activities, acquisitions and divestitures. The company is not able to reconcile its projected Organic Net Revenue growth to its projected reported net revenue growth for the full-year 2024 because the company is unable to predict during this period the impact from potential acquisitions or divestitures, as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Adjusted EPS growth on a constant currency basis to its projected reported diluted EPS growth for the full-year 2024 because the company is unable to predict during this period the timing of its restructuring program costs, mark-to-market impacts from commodity and forecasted currency transaction derivative contracts and impacts from potential acquisitions or divestitures as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Free Cash Flow to its projected net cash from operating activities for the full-year 2024 because the company is unable to predict during this period the timing and amount of capital expenditures impacting cash flow. Therefore, because of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the company is unable to provide a reconciliation of these measures without unreasonable effort.

Schedule 4a
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Net Revenues
(in millions of U.S. dollars)
(Unaudited)

	Latin America		AMEA		Europe		North America		Mondelēz International
For the Three Months Ended March 31, 2024
Reported (GAAP)	$1,319		$1,950		$3,368		$2,653		$9,290
Short-term distributor agreements	—		—		(25)		—		(25)
Currency-related items	(22)		104		51		(1)		132
Organic (Non-GAAP)	$1,297		$2,054		$3,394		$2,652		$9,397
For the Three Months Ended March 31, 2023
Reported (GAAP)	$1,211		$1,939		$3,307		$2,709		$9,166
Divestitures	—		—		(55)		(92)		(147)
Organic (Non-GAAP)	$1,211		$1,939		$3,252		$2,617		$9,019
$ Change - Reported (GAAP)	$108		$11		$61		$(56)		$124
$ Change - Organic (Non-GAAP)	86		115		142		35		378
% Change - Reported (GAAP)	8.9%		0.6%		1.8%		(2.1)%		1.4%
Divestitures	- pp		- pp		1.8 pp		3.5 pp		1.6 pp
Short-term distributor agreements	—		—		(0.8)		—		(0.3)
Currency-related items	(1.8)		5.3		1.6		(0.1)		1.5
% Change - Organic (Non-GAAP)	7.1%		5.9%		4.4%		1.3%		4.2%
Vol/Mix	(1.2)	pp	(0.2)	pp	(3.5)	pp	(2.1)	pp	(2.1)	pp
Pricing	8.3		6.1		7.9		3.4		6.3

Schedule 4b
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Net Revenues — Markets
(in millions of U.S. dollars)
(Unaudited)

	Emerging Markets		Developed Markets		Mondelēz International
For the Three Months Ended March 31, 2024
Reported (GAAP)	$3,733		$5,557		$9,290
Short-term distributor agreements	(3)		(22)		(25)
Currency-related items	166		(34)		132
Organic (Non-GAAP)	$3,896		$5,501		$9,397
For the Three Months Ended March 31, 2023
Reported (GAAP)	$3,598		$5,568		$9,166
Divestitures	(2)		(145)		(147)
Organic (Non-GAAP)	$3,596		$5,423		$9,019
$ Change - Reported (GAAP)	$135		$(11)		$124
$ Change - Organic (Non-GAAP)	300		78		378
% Change - Reported (GAAP)	3.8%		(0.2)%		1.4%
Divestitures	- pp		2.7 pp		1.6 pp
Short-term distributor agreements	(0.1)		(0.4)		(0.3)
Currency-related items	4.6		(0.7)		1.5
% Change - Organic (Non-GAAP)	8.3%		1.4%		4.2%
Vol/Mix	0.1	pp	(3.6)	pp	(2.1)	pp
Pricing	8.2		5.0		6.3

Schedule 5
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Gross Profit / Operating Income
(in millions of U.S. dollars)
(Unaudited)

	For the Three Months Ended March 31, 2024
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$9,290	$4,750	51.1%	$2,727	29.4%
Simplify to Grow Program	—	—		53
Mark-to-market (gains)/losses from derivatives	—	(1,126)		(1,124)
Acquisition integration costs and contingent consideration adjustments	—	7		43
Divestiture-related costs	—	—		4
Operating results from short-term distributor agreements	(25)	(3)		(2)
Incremental costs due to war in Ukraine	—	1		1
Remeasurement of net monetary position	—	—		8
Adjusted (Non-GAAP)	$9,265	$3,629	39.2%	$1,710	18.5%
Currency-related items		70		70
Adjusted @ Constant FX (Non-GAAP)		$3,699		$1,780

	For the Three Months Ended March 31, 2023
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$9,166	$3,446	37.6%	$1,505	16.4%
Simplify to Grow Program	—	1		35
Mark-to-market (gains)/losses from derivatives	—	(49)		(49)
Acquisition integration costs and contingent consideration adjustments	—	3		51
Divestiture-related costs	—	—		30
Operating results from divestitures	(147)	(84)		(57)
Incremental costs due to war in Ukraine	—	(2)		(3)
Remeasurement of net monetary position	—	—		12
Adjusted (Non-GAAP)	$9,019	$3,315	36.8%	$1,524	16.9%

		Gross Profit		Operating Income
$ Change - Reported (GAAP)		$1,304		$1,222
$ Change - Adjusted (Non-GAAP)		314		186
$ Change - Adjusted @ Constant FX (Non-GAAP)		384		256
% Change - Reported (GAAP)		37.8%		81.2%
% Change - Adjusted (Non-GAAP)		9.5%		12.2%
% Change - Adjusted @ Constant FX (Non-GAAP)		11.6%		16.8%

Schedule 6
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Net Earnings and Tax Rate
(in millions of U.S. dollars and shares, except per share data) (Unaudited)

	For the Three Months Ended March 31, 2024
	Operating Income	Benefit plan non-service expense / (income)	Interest and other expense, net	Marketable securities (gains)/losses	Earnings before income taxes	Income taxes (1)	Effective tax rate	Loss on equity method investment transactions including impairments	Equity method investment net losses / (earnings)	Non-controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$2,727	$(23)	$68	$—	$2,682	$632	23.6%	$665	$(31)	$4	$1,412	$1.04
Simplify to Grow Program	53	—	—	—	53	11		—	—	—	42	0.03
Mark-to-market (gains)/losses from derivatives	(1,124)	—	—	—	(1,124)	(227)		—	—	—	(897)	(0.66)
Acquisition integration costs and contingent consideration adjustments	43	—	—	—	43	10		—	—	—	33	0.02
Divestiture-related costs	4	—	—	—	4	1		—	—	—	3	—
Operating results from short-term distributor agreements	(2)	—	—	—	(2)	(1)		—	—	—	(1)	—
Incremental costs due to war in Ukraine	1	—	—	—	1	—		—	—	—	1	—
Remeasurement of net monetary position	8	—	—	—	8	—		—	—	—	8	0.01
Impact from pension participation changes	—	—	(2)	—	2	—		—	—	—	2	—
Initial impacts from enacted tax law changes	—	—	—	—	—	2		—	—	—	(2)	—
Loss on equity method investment transactions including impairments	—	—	—	—	—	—		(665)	—	—	665	0.49
Equity method investee items	—	—	—	—	—	—		—	(28)	—	28	0.02
Adjusted (Non-GAAP)	$1,710	$(23)	$66	$—	$1,667	$428	25.7%	$—	$(59)	$4	$1,294	$0.95
Currency-related items											55	0.05
Adjusted @ Constant FX (Non-GAAP)											$1,349	$1.00
Diluted Average Shares Outstanding												1,355
	For the Three Months Ended March 31, 2023
	Operating Income	Benefit plan non-service expense / (income)	Interest and other expense, net	Marketable securities (gains)/losses	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transactions	Equity method investment net losses / (earnings)	Non-controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$1,505	$(19)	$95	$(796)	$2,225	$658	29.6%	$(487)	$(35)	$8	$2,081	$1.52
Simplify to Grow Program	35	—	—	—	35	6		—	—	—	29	0.02
Mark-to-market (gains)/losses from derivatives	(49)	—	(3)	—	(46)	(8)		2	—	—	(40)	(0.03)
Acquisition integration costs and contingent consideration adjustments	51	—	—	—	51	13		—	—	—	38	0.03
Divestiture-related costs	30	—	—	—	30	4		—	—	—	26	0.02
Operating results from divestitures	(57)	—	—	—	(57)	(16)		—	23	—	(64)	(0.05)
Incremental costs due to war in Ukraine	(3)	—	—	—	(3)	—		—	—	—	(3)	—
Remeasurement of net monetary position	12	—	—	—	12	—		—	—	—	12	0.01
Impact from pension participation changes	—	—	(3)	—	3	1		—	—	—	2	—
Gain on marketable securities	—	—	—	787	(787)	(201)		—	—	—	(586)	(0.43)
Gain on equity method investment transactions	—	—	—	—	—	(125)		485	—	—	(360)	(0.26)
Equity method investee items	—	—	—	—	—	—		—	(44)	—	44	0.03
Adjusted (Non-GAAP)	$1,524	$(19)	$89	$(9)	$1,463	$332	22.7%	$—	$(56)	$8	$1,179	$0.86
Diluted Average Shares Outstanding												1,373
(1)Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 7
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Diluted EPS
(Unaudited)

	For the Three Months Ended March 31,
	2024	2023	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$1.04	$1.52	$(0.48)	(31.6)%
Simplify to Grow Program	0.03	0.02	0.01
Mark-to-market (gains)/losses from derivatives	(0.66)	(0.03)	(0.63)
Acquisition integration costs and contingent consideration adjustments	0.02	0.03	(0.01)
Divestiture-related costs	—	0.02	(0.02)
Operating results from divestitures	—	(0.05)	0.05
Remeasurement of net monetary position	0.01	0.01	—
Gain on marketable securities	—	(0.43)	0.43
Loss/(gain) on equity method investment transactions including impairments	0.49	(0.26)	0.75
Equity method investee items	0.02	0.03	(0.01)
Adjusted EPS (Non-GAAP)	$0.95	$0.86	$0.09	10.5%
Currency-related items	0.05	—	0.05
Adjusted EPS @ Constant FX (Non-GAAP)	$1.00	$0.86	$0.14	16.3%

Adjusted EPS @ Constant FX - Key Drivers
Increase in operations			$0.14
Change in benefit plan non-service income			—
Change in interest and other expense, net			0.01
Change in equity method investment net earnings			—
Change in income taxes			(0.02)
Change in shares outstanding			0.01
			$0.14

Schedule 8
Mondelēz International, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Segment Data
(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended March 31, 2024
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,319	$1,950	$3,368	$2,653	$—	$—	$—	$—	$9,290
Short-term distributor agreements	—	—	(25)	—	—	—	—	—	(25)
Adjusted (Non-GAAP)	$1,319	$1,950	$3,343	$2,653	$—	$—	$—	$—	$9,265
Operating Income
Reported (GAAP)	$157	$411	$591	$549	$1,124	$(67)	$(38)	$—	$2,727
Simplify to Grow Program	2	1	41	4	—	5	—	—	53
Mark-to-market (gains)/losses from derivatives	—	—	—	—	(1,124)	—	—	—	(1,124)
Acquisition integration costs and contingent consideration adjustments	17	—	1	26	—	(1)	—	—	43
Divestiture-related costs	—	—	3	—	—	1	—	—	4
Operating results from short-term distributor agreements	—	—	(2)	—	—	—	—	—	(2)
Incremental costs due to war in Ukraine	—	—	1	—	—	—	—	—	1
Remeasurement of net monetary position	2	—	6	—	—	—	—	—	8
Adjusted (Non-GAAP)	$178	$412	$641	$579	$—	$(62)	$(38)	$—	$1,710
Currency-related items	30	22	19	—	—	(2)	1	—	70
Adjusted @ Constant FX (Non-GAAP)	$208	$434	$660	$579	$—	$(64)	$(37)	$—	$1,780
$ Change - Reported (GAAP)	$18	$51	$84	$(17)	n/m	$10	$1	n/m	$1,222
$ Change - Adjusted (Non-GAAP)	22	51	94	12	n/m	8	(1)	n/m	186
$ Change - Adjusted @ Constant FX (Non-GAAP)	52	73	113	12	n/m	6	—	n/m	256
% Change - Reported (GAAP)	12.9%	14.2%	16.6%	(3.0)%	n/m	13.0%	2.6%	n/m	81.2%
% Change - Adjusted (Non-GAAP)	14.1%	14.1%	17.2%	2.1%	n/m	11.4%	(2.7)%	n/m	12.2%
% Change - Adjusted @ Constant FX (Non-GAAP)	33.3%	20.2%	20.7%	2.1%	n/m	8.6%	—%	n/m	16.8%
Operating Income Margin
Reported %	11.9%	21.1%	17.5%	20.7%					29.4%
Reported pp change	0.4 pp	2.5 pp	2.2 pp	(0.2)pp					13.0 pp
Adjusted %	13.5%	21.1%	19.2%	21.8%					18.5%
Adjusted pp change	0.6 pp	2.5 pp	2.4 pp	0.1 pp					1.6 pp

	For the Three Months Ended March 31, 2023
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,211	$1,939	$3,307	$2,709	$—	$—	$—	$—	$9,166
Divestitures	—	—	(55)	(92)	—	—	—	—	(147)
Adjusted (Non-GAAP)	$1,211	$1,939	$3,252	$2,617	$—	$—	$—	$—	$9,019
Operating Income
Reported (GAAP)	$139	$360	$507	$566	$49	$(77)	$(39)	$—	$1,505
Simplify to Grow Program	—	1	30	(1)	—	5	—	—	35
Mark-to-market (gains)/losses from derivatives	—	—	—	—	(49)	—	—	—	(49)
Acquisition integration costs and contingent consideration adjustments	6	—	6	38	—	1	—	—	51
Divestiture-related costs	—	—	26	3	—	1	—	—	30
Operating results from divestitures	—	—	(20)	(39)	—	—	2	—	(57)
Incremental costs due to war in Ukraine	—	—	(3)	—	—	—	—	—	(3)
Remeasurement of net monetary position	11	—	1	—	—	—	—	—	12
Adjusted (Non-GAAP)	$156	$361	$547	$567	$—	$(70)	$(37)	$—	$1,524
Operating Income Margin
Reported %	11.5%	18.6%	15.3%	20.9%					16.4%
Adjusted %	12.9%	18.6%	16.8%	21.7%					16.9%

Schedule 9
Mondelēz International, Inc. and Subsidiaries Reconciliation of GAAP to Non-GAAP Measures Net Cash Provided by Operating Activities to Free Cash Flow (in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended March 31,
	2024	2023	$ Change
Net Cash Provided by Operating Activities (GAAP)	$1,324	$1,123	$201
Capital Expenditures	(299)	(223)	(76)
Free Cash Flow (Non-GAAP)	$1,025	$900	$125